As filed with the Securities and Exchange Commission on April 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALMER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	61-1511150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2301 West Big Beaver Rd., Suite 525, Troy, Michigan	48084
(Address of principal executive offices)	(Zip Code)

Talmer Bancorp, Inc. Equity Incentive Plan

(Full title of the plan)

David T. Provost, Chief Executive Officer and President

Talmer Bancorp, Inc.

2301 West Big Beaver Rd., Suite 525

Troy, Michigan 48084

Telephone: (248) 498-2802

(Name, address and telephone number of agent for service)

With Copies to:

J. Brennan Ryan

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

(404) 322-6218

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock	9,794,745	$13.88	(2)	$135,951,061	(2)	$17,511	(2)

(1)         Represents shares of Class A common stock issuable under the Talmer Bancorp, Inc. Equity Incentive Plan.  In addition to such shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)         In accordance with Rule 457(h) under the Securities Act of 1933, the registration fee is based upon the average of the high and low prices of the registrant’s Class A common stock as reported on The NASDAQ Capital Market on March 28, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Not required to be filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Note:  The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Talmer Bancorp, Inc. Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933.  Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents we have filed with the Securities Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement, and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) shall be incorporated by reference in this Registration Statement and shall be a part of this Registration Statement from the date of filing of the documents:

(a)   Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 27, 2014.

(b)   the description of our common stock, which is contained in our Registration Statement on Form 8-A filed on February 10, 2014 (File No. 001-36308) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(c)   our Current Report on Form 8-K filed on February 14, 2014.

(d)   our Current Report on Form 8-K filed on February 21, 2014.

(e)   our Current Report on Form 8-K filed on March 17, 2014.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

We are organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against actual and reasonable expenses incurred in the action.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA, which imposes liability on directors in connection with certain dividends and distributions in violation of a corporation’s articles of incorporation or the MBCA and certain loans to insiders of the corporation; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Our articles of incorporation provide that our directors will not be personally liable to us or our shareholders for money damages as a result of such director’s acts or omissions while acting in a capacity as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the MBCA as in effect from time to time.

Our bylaws generally provide that we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of us and our shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Our bylaws further provide for the advancement of expenses under certain circumstances, provided that the person seeking indemnification undertakes to repay the amount of any such advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required by the MBCA for the indemnification of him or her under the circumstances.

We have obtained a policy of directors’ and officers’ liability insurance, under which our directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

We have entered into separate indemnification agreements with each of our directors.  Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, penalties, fines and amounts paid in settlement, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Form of certificate of Class A common stock (incorporated by reference to Exhibit 4.1 of our registration statement on Form S-1 filed on January 31, 2014)

5.1	Legal Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation

23.1	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

23.3	Consent of BDO USA, LLP

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

Item 9.   Undertakings.

1.     The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 26, 2014.

TALMER BANCORP, INC.

By:	/s/ David Provost
David Provost
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, David Provost and Dennis Klaeser, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ David Provost	Chief Executive Officer, President	March 26, 2014
David Provost	and Director
(Principal Executive Officer)

	Chief Financial Officer (Principal Financial	March 26, 2014
/s/ Dennis Klaeser	Officer and Principal Accounting Officer)
Dennis Klaeser

/s/ Max Berlin	Director	March 26, 2014
Max Berlin

/s/ Donald Coleman	Director	March 26, 2014
Donald Coleman

/s/ Gary Collins	Vice Chairman, Director	March 26, 2014
Gary Collins

/s/ Jennifer Granholm	Director	March 26, 2014
Jennifer Granholm

/s/ Paul Hodges, III	Director	March 26, 2014
Paul Hodges, III

/s/ Ronald Klein	Director	March 26, 2014
Ronald Klein

/s/ David Leitch	Director	March 26, 2014
David Leitch

/s/ Barbara Mahone	Director	March 26, 2014
Barbara Mahone

/s/ Robert Naftaly	Director	March 26, 2014
Robert Naftaly

/s/ Albert Papa	Director	March 26, 2014
Albert Papa

/s/ Wilbur Ross, Jr.	Director	March 26, 2014
Wilbur Ross, Jr.

/s/ Thomas Schellenberg	Director	March 26, 2014
Thomas Schellenberg

/s/ Gary Torgow	Chairman of the Board	March 26, 2014
Gary Torgow

/s/ Arthur Weiss	Director	March 26, 2014
Arthur Weiss

Exhibit Index

Exhibit No.	Description

4.1	Form of certificate of Class A common stock (incorporated by reference to Exhibit 4.1 of our registration statement on Form S-1 filed on January 31, 2014)

5.1	Legal Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation

23.1	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

23.3	Consent of BDO USA, LLP

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)